UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 7, 2004

CLAYTON WILLIAMS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20838	75-2396863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Desta Drive, Suite 6500, Midland, Texas	79705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (432) 682-6324

Not applicable

(Former name or former address, if changed since last report)

ITEM 5.  Other Events.

On May 4, 2004, Clayton Williams Energy, Inc. (the “Company”) announced that it had entered into an agreement to acquire Southwest Royalties, Inc. (“Southwest”), a privately owned energy company based in Midland, Texas, in a cash merger.  The amount of cash consideration payable to the stockholders of Southwest at closing of the merger is estimated to be $187.8 million.  The Company intends to finance the acquisition through a new credit facility to be arranged through BankOne N.A.  The acquisition is subject to approval by Southwest stockholders and other closing conditions.  The Company expects the transaction to close on or before May 21, 2004.

ITEM 7.  Financial Statements and Exhibits.

Exhibits

Exhibit Number	Description

99.1	Investor Update

ITEM 9.  Regulation FD Disclosure

The Company intends to provide the information regarding the proposed acquisition of Southwest and related information attached as Exhibit 99.1 to certain of its investors.  This information can also be found on the Company’s website at www.claytonwilliams.com.  This information is being furnished, not filed, pursuant to Item 9.  Accordingly, this information will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933 unless specifically identified therein as being incorporated therein by reference.

The information contains certain estimates, predictions, assumptions and other “forward-looking statements” as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following:  the volatility of oil and gas prices, the Company’s drilling results, the Company’s ability to replace short-lived reserves, the availability of capital resources, the reliance upon estimates of proved reserves, operating hazards and uninsured risks, competition, government regulation, the ability of the Company to implement its business strategy and other factors referenced in the Company’s public filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLAYTON WILLIAMS ENERGY, INC.

Date: May 7, 2004	By:	/s/ L. Paul Latham
L. Paul Latham
Executive Vice President and Chief
Operating Officer

Date: May 7, 2004	By:	/s/ Mel G. Riggs
Mel G. Riggs
Senior Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Investor Update